Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB ANNOUNCES VOLUNTARY DELISTING FROM EURONEXT AMSTERDAM

AMSTERDAM (4 November 2022) – Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") (“Core Lab” or the “Company”) announced today its decision to proceed with the voluntary delisting of its shares from Euronext Amsterdam. The Company has been dual listed on the New York Stock Exchange since 1998 and Euronext Amsterdam since 2012.

The Company’s shares will continue to trade on the New York Stock Exchange under the symbol “CLB”, where over 99.7% of the trading volume has occurred in the last five years. Given this substantially higher trading volume, the Company has concluded that a single listing on the New York Stock Exchange is more consistent with the Company’s stock trading activity. In addition, the Company expects the savings in administrative and regulatory costs as well as managerial time required to maintain a dual listing can be redirected to other initiatives that contribute to shareholder value.

Shareholders will be able to trade on Euronext Amsterdam until 2 December 2022, the last trading day prior to the delisting date, and thereafter on the New York Stock Exchange through the facilities of The Depositary Trust Company, subject to the terms applied by their financial intermediary and their custody arrangements.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing region in the world.

For more information, please contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

investor.relations@corelab.com

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